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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


            BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  102595 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 102595 10 5
--------------------------------------------------------------------------------

1.  Names of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

    C. CHRISTOPHER BESS
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)  (a) [ ]
                                                                         (b) [ ]
    N/A
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    UNITED STATES
--------------------------------------------------------------------------------
              5.  Sole Voting Power
                  394,694
Number of     ------------------------------------------------------------------
Shares        6.  Shared Voting Power
Beneficially      26,623
Owned by      ------------------------------------------------------------------
Each          7.  Sole Dispositive Power
Reporting         394,694
Person        ------------------------------------------------------------------
With:         8.  Shared Dispositive Power
                  26,623
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    469,323
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
    [ ]  N/A
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    10.7% based upon 4,384,848 shares outstanding at 12/31/98.
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)
    IN
--------------------------------------------------------------------------------

                                Page 2 of 6 Pages

ITEM 1(A)  NAME OF ISSUER:

           BOWLIN Outdoor Advertising & Travel Centers Incorporated

ITEM 1(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           150 Louisiana NE
           Albuquerque, New Mexico 87108

ITEM 2(A)  NAME OF PERSON FILING:

           C. Christopher Bess

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           150 Louisiana NE
           Albuquerque, New Mexico 87108

ITEM 2(C)  CITIZENSHIP:

           United States

ITEM 2(D)  TITLE OF CLASS OF SECURITIES:

           Common Stock, $.001 par value

ITEM 2(E)  CUSIP NUMBER:

           102595 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

           (b) [ ] Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c);

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

           (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

                                Page 3 of 6 Pages

           (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

           Not applicable.

ITEM 4.    OWNERSHIP.

           (A) AMOUNT BENEFICIALLY OWNED:

               C. Christopher Bess is the beneficial owner of 469,323 shares of Common Stock of the Company, which includes 48,006 shares held by Mr. Bess' wife and 26,623 shares held by Mr. Bess' daughter. Mr. Bess disclaims beneficial ownership of 48,006 shares held by his wife.

           (B) PERCENT OF CLASS:

               10.7%

          (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

               (i)   Sole power to vote or to direct the vote:

                     394,694

               (ii)  Shared power to vote or to direct the vote:

                     26,623

               (iii) Sole power to dispose or to direct the disposition of:

                     394,694

               (iv)  Shared power to dispose or to direct the disposition of:

                     26,623


                                Page 4 of 6 Pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          Not applicable.


                               Page 5 of 6 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              February 12, 1999
                                              ----------------------------------
                                              Date

                                              /s/ C. Christopher Bess
                                              ----------------------------------
                                              Signature

                                              Executive Vice President & COO
                                              ----------------------------------
                                              Name/Title


                                Page 6 of 6 Pages